Morgan, Lewis & Bockius LLP

5300 Wachovia Financial Center

200 South Biscayne Boulevard

Miami, Florida 33131

May 2, 2005

The Prairie Fund

801 41st Street

Suite 210

Miami Beach, Florida 33140

Re:

Opinion of Counsel Regarding Pre-Effective Amendment No. 2 to Registration Statement under the Securities Act of 1933 (File No. 333-115049) and the Post Effective Amendment No. 7 to the Registration Statement filed under the Investment Company Act of 1940 (File No. 811-09931)

Ladies and Gentlemen:

We have acted as counsel for The Prairie Fund, a Delaware business trust (the "Trust"), in connection with the above-referenced registration statement on Form N-1A (as amended, the “Registration Statement”), and are furnishing this opinion with respect to the proposed offer and sale, from time to time, of an indefinite number of the Trust’s units of beneficial interest, without par value (collectively, the "Shares").  With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a)

a certificate of the State of Delaware as to the existence of the Trust, which is duly authorized and validly existing under the laws of the State of Delaware;

(b)

the Declaration of Trust for the Trust (the “Declaration of Trust”);

(c)

a certificate executed by Nancy Z. Markovitch, the Secretary of the Trust, certifying as to, and attaching copies of, the Trust’s Declaration of Trust and By-Laws, and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares; and

(d)

a printer’s proof of the Registration Statement.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinions hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust.  We have assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Declaration of Trust and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and nonassessable under the laws of the State of Delaware.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

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